Exhibit 99.1

Lifeloc Reports 2020 Full Year Results

WHEAT RIDGE, Colo., March 30, 2021 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol testing devices, has announced financial results for the 2020 fiscal year ended December 31, 2020.

2020 Financial Highlights

Lifeloc Technologies posted annual net revenue of $6.357 million resulting in 2020 after tax net loss of $922 thousand, or a loss of $0.38 per diluted share. These results compare to net revenue of $8.752 million for 2019, with net income of $626 thousand, or $0.26 per diluted share. The 2019 results included a one-time gain of $225 thousand from a licensing settlement.

The COVID-19 global pandemic and the government ordered shutdowns that came along with the pandemic significantly impacted our business. These unprecedented circumstances caused a departure from Lifeloc’s consistent annual profitability and resulted in a 27% decline in revenues for 2020. This pandemic has impacted operations, adding costs while suppressing our workplace, law enforcement and international markets. Ironically, a recent study published online in the Journal of the American Medical Association Network shows an average increase in heavy alcohol drinking days of 19% during the pandemic and lockdown, indicating a greater need for Lifeloc products and potentially a pent-up market demand. On top of the pandemic, extended protests across the country impacted domestic law enforcement, diverting attention and funding. On a brighter note, with a greater emphasis on workplace hygiene, the pandemic did create openings and demonstrated the value of our hands-free Sentinel™ access control unit.

The Federal government’s response to the pandemic included efforts to stabilize the economy and employment. The most relevant program to Lifeloc was the Paycheck Protection Program (PPP). As previously reported in 2020, Lifeloc received a $465 thousand SBA guaranteed loan, which could be completely forgiven by the SBA if the proceeds were spent in accordance with the program rules. Lifeloc complied with this program and applied for forgiveness in 2020, which was granted by the SBA in early 2021. The financial impact of the forgiveness will be realized in the first quarter of 2021. The PPP program was quite successful in mitigating the negative effect of the significant demand suppression on cash flow from the pandemic while allowing Lifeloc to carefully reduce structural costs and retain critical personnel, thus enabling us to continue our product development efforts.

Lifeloc qualified for and received a round two PPP loan of $471 thousand in Q1 of 2021. As with the first loan, Lifeloc intends to comply with all requirements and will apply for forgiveness of this loan when the program conditions are satisfied and the opportunity to apply becomes available.

Despite all the challenges of 2020, Lifeloc has made substantial progress on several fronts toward our vision of becoming the leading company in real-time drug and alcohol detection and monitoring. In 2020, Lifeloc was audited and achieved first time accreditation under the ISO 17034 standards. As a result, our Plus 4™ alcohol simulator solution can now be called Certified Reference Solution. As a result, we now have a few additional state governments evaluating Lifeloc as a preferred vendor of these solutions to their various facilities. We believe we can manufacture and distribute this product more cost effectively than can the individual states.

Concerns over virus spread led to significant attention to the hygiene and safety of every activity in the marketplace, including breath alcohol testing. As previously reported, Lifeloc commissioned an independent third-party laboratory to test for any potential of viral cross contamination of test subjects using Lifeloc brand breath alcohol testers. The conclusion was there is no risk of viral cross contamination using Lifeloc brand breath alcohol testers, which has increased confidence in the Lifeloc brand.

Our new platform LX9 and LT7 devices were introduced late in 2019. Even in the difficult market conditions of 2020, the features and performance of the new L-series products has driven penetration and opened previously unaddressable market needs, such as requirements for a wide temperature range and fast customization in local languages. We expect that most L-series sales will be incremental to FC-series devices rather than replacing FC-series sales.

We continue to invest in the significant growth opportunities of alcohol monitoring and drug detection. The monitoring opportunity will be addressed primarily through the redesigned Real-Time Alcohol Detection and Reporting (R.A.D.A.R.®) device. Manufacture of the second generation R.A.D.A.R. 200 protype devices began in early 2020. Testing of these redesigned RADAR devices and integration with the monitoring system has been extensive, requiring additional modification before final release. This design has been finalized with several devices now in field testing and sales release planned very soon.

Rapid detection of drugs of abuse is the best convergence of current market need and Lifeloc’s capabilities, and therefore this is our most important goal. Additional resources are being deployed to finalizing the development of the SpinDx™ technology and the rapid, quantitative marijuana breathalyzer built on that platform. We have improved the detection sensitivity for delta-9-THC as well as the device robustness. Work continues to build this system into a device that can be used for roadside testing.

“2020 was a difficult year with the global pandemic adding costs and impacting demand and the way that we work,” commented Dr. Wayne Willkomm, President and CEO. “We hope to see the continued pickup of our general business conditions as well as the broader adoption of the new LX platform and the imminent release of the redesigned R.A.D.A.R 200 devices return Lifeloc to growth and profitability. Following the release of the R.A.D.A.R. 200 device, the next big milestone for Lifeloc will be the commercialization of the SpinDx platform. Speeding the SpinDx commercialization will be prioritized even at the expense of short-term profitability.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

EasyCal® and R.A.D.A.R.® are registered trademarks of Lifeloc Technologies, Inc.

Sentinel™ and Plus 4™ are trademarks of Lifeloc Technologies, Inc.

SpinDx™ is a trademark of Sandia Corporation.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.

Balance Sheets

ASSETS
	December 31,
CURRENT ASSETS:	2020	2019
Cash	$2,195,070	$3,185,996
Accounts receivable, net	523,603	641,239
Inventories, net	2,498,126	1,986,299
Income taxes receivable	220,657	6,750
Prepaid expenses and other	77,962	18,857
Total current assets	5,515,418	5,839,141

PROPERTY AND EQUIPMENT, at cost:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	958,785	976,621
Training courses	432,375	432,375
Office equipment, software and space modifications	216,618	208,986
Sales and marketing equipment and space modifications	226,356	232,600
Research and development equipment, software and space modifications	190,818	172,429
Less accumulated depreciation	(2,277,839)	(1,959,541)
Total property and equipment, net	2,563,288	2,879,645

OTHER ASSETS:
Patents, net	144,702	145,323
Deposits and other	164,798	74,027
Deferred taxes	148,142	86,658
Total other assets	457,642	306,008

Total assets	$8,536,348	$9,024,794

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$333,851	$261,798
Term loan payable, current portion	46,936	44,879
Paycheck Protection loan payable	465,097	—
Customer deposits	155,295	214,031
Accrued expenses	266,266	290,458
Deferred revenue, current portion	41,053	45,874
Reserve for warranty expense	46,500	45,000
Total current liabilities	1,354,998	902,040

TERM LOAN PAYABLE, net of current portion and
debt issuance costs	1,277,531	1,324,467

DEFERRED REVENUE, net of current portion	3,177	6,066
Total liabilities	2,635,706	2,232,573

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares
authorized, 2,454,116 shares outstanding	4,633,655	4,603,304
Retained earnings	1,266,987	2,188,917
Total stockholders' equity	5,900,642	6,792,221

Total liabilities and stockholders' equity	$8,536,348	$9,024,794

LIFELOC TECHNOLOGIES, INC.

Statements of Income

	Years Ended December 31,
REVENUES:	2020	2019
Product sales	$6,122,348	$8,251,570
Royalties	148,398	411,111
Rental income	85,956	89,142
Total	6,356,702	8,751,823

COST OF SALES	4,176,156	4,815,820

GROSS PROFIT	2,180,546	3,936,003

OPERATING EXPENSES:
Research and development	1,007,297	1,038,227
Sales and marketing	1,074,249	1,240,773
General and administrative	1,254,503	1,175,788
Total	3,336,049	3,454,788

OPERATING INCOME (LOSS)	(1,155,503)	481,215

OTHER INCOME (EXPENSE):
Settlement proceeds	—	225,199
Interest income	14,294	38,750
Interest expense	(56,129)	(57,802)
Total	(41,835)	206,147

NET INCOME (LOSS) BEFORE PROVISION FOR TAXES	(1,197,338)	687,362

BENEFIT FROM (PROVISION FOR) FEDERAL AND STATE INCOME TAXES	275,408	(61,536)

NET INCOME (LOSS)	$(921,930)	$625,826

NET INCOME (LOSS) PER SHARE, BASIC	$(0.38)	$0.26

NET INCOME (LOSS) PER SHARE, DILUTED	$(0.38)	$0.26

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,454,116	2,454,116

LIFELOC TECHNOLOGIES, INC.

Statements of Stockholders’ Equity

	Years Ended December 31,
	2020	2019
Total stockholders' equity, beginning balances	$6,792,221	$6,160,737

Common stock (no shares issued during periods):
Beginning balances	4,603,304	4,597,646
Stock based compensation expense related
to stock options	30,351	5,658
Ending balances	4,633,655	4,603,304

Retained earnings:
Beginning balances	2,188,917	1,563,091
Net income (loss)	(921,930)	625,826
Ending balances	1,266,987	2,188,917

Total stockholders' equity, ending balances	$5,900,642	$6,792,221

LIFELOC TECHNOLOGIES, INC.

Statements of Cash Flows

	Years Ended December 31,
CASH FLOWS FROM OPERATING ACTIVITIES:	2020	2019
Net income (loss)	$(921,930)	$625,826
Adjustments to reconcile net income (loss) to net cash
provided from operating activities-
Depreciation and amortization	364,336	412,529
Provision for doubtful accounts, net change	24,000	—
Provision for inventory obsolescence, net change	20,000	20,000
Deferred taxes, net change	(61,484)	(6,789)
Reserve for warranty expense, net change	1,500	5,000
Stock based compensation expense related to
stock options	30,351	5,658
Changes in operating assets and liabilities-
Accounts receivable	93,636	33,897
Inventories	(531,827)	(715,692)
Income taxes receivable	(213,907)	83,879
Prepaid expenses and other	(59,105)	16,298
Deposits and other	(90,771)	66,425
Accounts payable	72,053	(81,985)
Customer deposits	(58,736)	194,766
Accrued expenses	(24,192)	39,546
Deferred revenue	(7,710)	(490)
Net cash provided from (used in)
operating activities	(1,363,786)	698,868

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, equipment and space modifications	(27,477)	(256,906)
Patent filing expense	(18,796)	—
Net cash (used in) investing activities	(46,273)	(256,906)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Paycheck Protection loan	465,097	—
Principal payments made on term loan	(45,964)	(44,293)
Net cash provided from (used in)
financing activities	419,133	(44,293)

NET INCREASE (DECREASE) IN CASH	(990,926)	397,669

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,185,996	2,788,327

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,195,070	$3,185,996

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$55,045	$56,717

Cash paid for income tax	$—	$38,000